Finisar Corporation Announces First Quarter Financial Results

Retires Additional Notes Following Completion of Exchange Offer

SUNNYVALE, CA -- (Marketwire - September 10, 2009) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and components for communication applications, today announced financial results for its first fiscal quarter ended August 2, 2009. In an earlier announcement dated August 4, 2009, Finisar indicated that its preliminary revenues for the quarter, including revenues from the operations of the Network Tools Division prior to its sale, would total approximately $134 million. Final revenues for the quarter totaled $135.5 million including $6.7 million from the operations of the Network Tools Division. In reporting financial results for the first quarter, the Company noted that current quarter results and previously reported periods have been adjusted to reflect the following:

--  During the three months ended August 2, 2009, the Company completed the sale of substantially all of the assets of its Network Tools Division to JDS Uniphase Corporation. Accordingly, the operating results of this business, through the date of its disposition and for all applicable prior periods are reported as discontinued operations in the condensed consolidated financial statements for the period ended August 2, 2009, and the prior period comparative financial statements have been restated to exclude assets, liabilities and results of operations (including revenues, associated cost of goods sold and operating expenses) related to the discontinued operations; and

--  Effective at the beginning of the first quarter, the Company adopted
    FSP APB 14-1 under which the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. The separation of the conversion option creates an original issue discount in the bond component which is to be accreted as interest expense over the term of the instrument using the interest method, resulting in an increase in interest expense and a decrease in net income and earnings per share.  Due to the modification of $100 million of the
    Company's 2.5% convertible notes in October 2006, the Company has accounted for the debt and equity components of the notes to reflect the estimated nonconvertible debt borrowing rate at the date of issuance of 8.59%.
    Because FSP APB 14-1 requires retrospective application of the financial statement for all periods presented, prior period balances have been restated to effectively record a debt discount equal to the fair value of the equity component and an increase to paid-in capital for the fair value of the equity component as of the date of issuance of the underlying notes.  Prior period balances have also been adjusted to provide for the amortization of the debt discount through interest expense (non-cash interest cost).

    FINISAR FINANCIAL HIGHLIGHTS - FIRST QUARTER ENDED AUGUST 2, 2009

                                          First       First       Fourth
GAAP Results                             Quarter     Quarter     Quarter
                                        August 2,   August 3,   April 30,
                                           2009        2008        2009
                                        ---------   ----------  ---------
                                          (in thousands, except per share
                                                     amounts)
                                        ---------   ----------  ---------
Continuing operations

Total optics revenues                   $ 128,725   $  115,774  $ 107,457
Gross margin                                 22.8%       35.2%      21.6%
Before impairment charges
  Operating expenses                    $  38,188   $   32,929  $  34,094
  Operating income (loss)               $  (8,786)  $    7,860  $ (10,871)
  Operating margin (deficit)                 (6.8)%        6.8%     (10.1)%
Goodwill impairment                     $       -   $        -  $  13,205
Income (loss)                           $ (11,116)  $    2,942  $ (27,004)
Income (loss) per share-basic           $   (0.02)  $     0.01  $   (0.06)
Income (loss) per share-diluted         $   (0.02)  $     0.01  $   (0.06)
Basic shares                              481,444      310,133    476,972
Diluted shares                            481,444      311,614    476,972

Discontinued operations
Income (loss)                           $  37,079   $     (125) $   1,246
Income (loss) per share-basic           $    0.08   $    (0.00) $    0.00
Income (loss) per share-diluted         $    0.07   $    (0.00) $    0.00
Basic shares                              481,444      310,133    476,972
Diluted shares                            502,106      310,133    482,227

                                          First       First     Fourth
NonGAAP Results (a)                      Quarter     Quarter    Quarter
                                        August 2,    August 3,  April 30,
                                          2009         2008       2009
                                        ---------   ----------  ---------
                                         (in thousands, except per share
                                                      amounts)
                                        ---------   ----------  ---------
Continuing operations
Total optics revenues                   $ 128,725   $  115,774  $ 107,457
Gross margin                                 28.8%       36.6%      27.2%
  Operating expenses                    $  33,760   $   30,953  $  30,837
  Operating income (loss)               $   3,260   $   11,428  $  (1,633)
  Operating margin (deficit)                  2.5%        9.9%      (1.5)%
Income (loss)                           $   1,765   $    8,955  $  (3,426)
Income (loss) per share-basic           $    0.00   $     0.03  $   (0.01)
Income (loss) per share-diluted         $    0.00   $     0.03  $   (0.01)
Basic shares                              481,444      310,133    476,972
Diluted shares                            488,611      311,614    476,972

Discontinued operations
Income                                  $     733   $    1,964  $   1,911
Income per share-basic                  $    0.00   $     0.01  $    0.00
Income per share-diluted                $    0.00   $     0.01  $    0.00
Basic shares                              481,444      310,133    476,972
Diluted shares                            488,611      311,614    482,227

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results.  A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information can be found under the heading "Finisar Non-GAAP Financial Measures" below.

Highlights for the quarter per GAAP include the following:

--  Total optics revenues increased to $128.7 million, up $21.3 million, or 19.8%, from $107.5 million in the preceding quarter and up $13.0 million, or 11.2%, from $115.8 million in the first quarter of the prior year; the increase from the first quarter of the prior year includes the impact of the Optium merger completed on August 29, 2008;

--  Excluding approximately $28.8 million of additional revenues in the quarter as a result of the Optium merger, optics revenues were $99.9 million, up $17.6 million, or 21.3% from $82.3 million in the preceding quarter and down $15.9 million, or 13.7%, from $115.7 million in the first quarter of the prior year prior to the merger (a revenue record for the
    Company at that time); Revenues from the sale of products for 10/40 Gbps applications increased to $51.9 million, up $11.3 million, or 27.8%, from
    $40.6 million in the preceding quarter and up $19.7 million, or 61.1%, from
    $32.2 million in the first quarter of the prior year primarily due to the
    Optium merger;

--  Gross margin from continuing operations was 22.8%, an increase from
    21.6% in the preceding quarter and a decrease from 35.2% in the first quarter of the prior year;

--  Operating loss from continuing operations was $8.8 million, or (6.8)%
    of revenues, compared to an operating loss of $10.9 million, or (10.1)% of revenues in the preceding quarter (before a charge for the impairment of goodwill and current technology) and operating income of $7.9 million, or
    6.8% of revenues, in the first quarter of the prior year;

--  A loss of $11.1 million, or $(0.02) per share, from continuing operations compared to a loss of $27.0 million, or $(0.06) per share, in the preceding quarter including a $13.2 million charge for the impairment of goodwill and current technology in the preceding quarter, and income of
    $2.9 million, or $0.01 per share, in the first quarter of the prior year;

--  Income net of taxes from discontinued operations was $37.1 million, or
    $.07 per diluted share, reflecting the gain on the sale of the assets of the Network Tools Division in the quarter and compared to $1.2 million, or
    $0.00 per share, in the preceding quarter and a loss of $125,000, or
    $(0.00) per share, in the first quarter of the prior year; and

--  Cash and short-term investments, plus other long-term investments that can be readily converted into cash, totaled $60.4 million at the end of the first quarter compared to $37.2 million at the end of the prior quarter reflecting the sale of the Network Tools business in the quarter for $40.6 million in cash and the lack of sales of accounts receivable under the
    Company's credit accounts receivable credit facility which sales totaled
    $15.7 million in the prior quarter. The Company continues to maintain a secured credit facility totaling $45.0 million under which $3.4 million was used for letters of credit while no borrowings were outstanding at the end
    of the quarter.   Finisar has classified certain of its investments as long-
    term based on its intent to hold these securities until maturity, although they can be readily sold if required.

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this additional information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges as well as gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, impairments and financing transactions. For the first quarter of fiscal 2010, these excluded items included, among other items described in Finisar Non-GAAP Financial Measures below, a non-cash charge of $5.3 million for slow moving and obsolete inventory; $4.2 million in non-cash stock-based compensation expense; $1.9 million in non-cash amortization charges related to acquired developed technology and purchased intangibles arising from previous acquisitions; and a $1.2 million non-cash charge for imputed interest expense on the Company's debt obligations, offset by non-recurring gains of $36.0 million from the sale of the Network Tools division and $1.6 million from the sale of minority investments in two separate entities.

Excluding these items:

--  Non-GAAP gross margin from continuing operations increased to 28.8%
    compared to 27.2% in the preceding quarter but decreased from 36.6% in the first quarter of the prior year.  The sequential increase in non-GAAP gross margin reflects the impact of higher product shipment levels and the incremental contribution margin thereon, while the decrease compared to the prior year reflects the impact of lower revenues and lower yields associated with making certain of our higher speed components as well as the impact of the Optium merger ahead of additional manufacturing cost synergies expected to be realized over the next three quarters;

--  Non-GAAP operating expenses related to continuing operations were
    $33.8 million in the first quarter, an increase of $2.9 million, or 9.5%, from the preceding quarter and an increase of $2.8 million, or 9.1%, from the first quarter of the prior year.  The increase in operating expenses from the preceding quarter reflects $1.3 million in higher research and development expenses, $0.8 million related to higher sales and marketing expense on higher revenue levels and $0.8 million in higher general and administrative expense primarily related to an increase in the estimated allowance for doubtful accounts.  The increase as compared to the prior year was primarily a result of the Optium merger, which is not reflected in the prior year results. In this regard, the Company notes that Optium's operating expenses in the same prior year period prior to the merger totaled approximately $11.5 million whereas total Company operating expenses in the most recent quarter increased just $2.8 million from the prior year period;

--  Non-GAAP operating income from continuing operations was $3.3 million, or 2.5% of revenues, up $4.9 million from an operating loss of $1.6 million, or (1.5%) of revenues, in the preceding quarter, and down $8.1 million from operating income of $11.4 million, or 9.9% of revenues, in the first quarter of the prior year.  The increase in operating income from the previous quarter was due primarily to higher gross profit levels on higher revenues partially offset by higher operating expenses.  The decline from the prior year was primarily related to lower gross profit levels and higher operating expenses resulting from the Optium merger;

--  Non-GAAP income from continuing operations was $1.8 million, or $0.00 per share, compared to a loss of $3.4 million, or $(0.01) per share, in the preceding quarter and net income of $9.0 million, or $0.03 per share, in the first quarter of the prior year;

--  Non-GAAP EBITDA from continuing operations was $10.4 million as compared to$6.1 million in the preceding quarter and $17.5 million in the first quarter of the prior year; and

--  Non-GAAP income from discontinued operations was $0.7 million, or
    $0.00 per share, as compared to $1.9 million, or $0.00 per share in the preceding quarter and $2.0 million, or $0.01 per share, in the first quarter of the prior year.

"Order trends continue to underscore healthy customer demand for ROADMs and products capable of transmitting at 10 Gbps for use in datacom and telecom applications," said Jerry Rawls, Finisar's executive Chairman of the Board. "I was also pleased to see the first orders arrive and revenue recognized for our QuadWire™ product for 40 Gbps parallel optics applications. This product marks our first foray into that new market for us."

"While gross margins for optics were up from last quarter and a little better than we expected, we can look for additional improvement in the near term as our top line continues to improve, product mix turns favorable and additional synergies are realized with respect to manufacturing costs," said Eitan Gertel, Finisar's Chief Executive Officer.

ADDITIONAL CONVERTIBLE NOTE REDUCTIONS FOLLOWING COMPLETION OF EXCHANGE OFFER

The Company also announced that, following the completion of an exchnage offer on August 6, 2009, where it retired $47.5 million in principal amount of its convertible subordinated notes due October 15, 2010, that it had retired an additional $15.2 million principal value of its notes in an all cash, privately negotiated transaction.

CONFERENCE CALL

Finisar will discuss these financial statements and its current business outlook during its regular quarterly conference call scheduled for today, September 10, 2009, at 2:00 p.m. PDT/5:00 EDT. To listen to the call you may connect through the investor page of Finisar at www.finisar.com or dial 866-393-6455 (domestic) or 706-643-4465 (international) and enter conference ID 23224474.

A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next conference call to be held approximately 90 days from today. An audio replay of the call will be accessible to the public by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and then, following the prompts, enter conference ID 23224474 and record your name, affiliation, and contact number. The audio replay will be available for two weeks following the call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the potential impact of pending civil litigation arising from the investigation of Finisar's historical option granting practices. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed July 9, 2009).

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                  Consolidated Statements of Operations

                                           Three Months Ended
                                 August 2,      August 3,      April 30,
                                   2009           2008           2009
                               -------------  -------------  -------------
                                (Unaudited)    (Unaudited)
                                     (in thousands, except share and
                                             per share data)

Revenues                             128,725        115,774        107,457
Cost of revenues                      98,130         74,135         81,636
Impairment of acquired
 developed technology                      -              -          1,248
Amortization of acquired
 developed technology                  1,193            850          1,350
                               -------------  -------------  -------------
Gross profit                          29,402         40,789         23,223
Gross margin                            22.8%          35.2%          21.6%
Operating expenses:
  Research and development            21,047         17,413         19,767
  Sales and marketing                  6,819          6,876          5,908
  General and administrative           9,621          8,511          7,719
  Amortization of purchased
   intangibles                           701            129            700
  Impairment of goodwill and
   intangible assets                       -              -         13,205
                               -------------  -------------  -------------
     Total operating
      expenses                        38,188         32,929         47,299
                               -------------  -------------  -------------
Income (loss) from operations         (8,786)         7,860        (24,076)
Interest income                           10            968             18
Interest expense                      (2,434)        (5,243)        (2,517)
Other income                             253            103             38
                               -------------  -------------  -------------
Income (loss) from continuing
 operations before income
 taxes                               (10,957)         3,688        (26,537)
Provision for income taxes               159            746            467
                               -------------  -------------  -------------
Income (loss) from continuing
 operations                          (11,116)         2,942        (27,004)
Income (loss) from
 discontinued operations, net
 of taxes                             37,079           (125)         1,246
                               -------------  -------------  -------------
Net income (loss)              $      25,963  $       2,817  $     (25,758)
                               =============  =============  =============

Income (loss) per share from
 continuing operations - basic $       (0.02) $        0.01  $       (0.06)
                               =============  =============  =============
Income (loss) per share from
 continuing operations -
 diluted                       $       (0.02) $        0.01  $       (0.06)
                               =============  =============  =============

Income (loss) per share from
 discontinued operations -
 basic                         $        0.08  $       (0.00) $        0.00
                               =============  =============  =============
Income (loss) per share from
 discontinued operations -
 diluted                       $        0.07  $       (0.00) $        0.00
                               =============  =============  =============

Shares used in computing net
 income (loss) per share from
 continuing operations- basic        481,444        310,133        476,972
Shares used in computing net
 income (loss) per share from
 continuing operations-
 diluted                             481,444        311,614        476,972

Shares used in computing net
 income (loss) per share from
 discontinued operations-
 basic                               481,444        310,133        476,972
Shares used in computing net
 income (loss) per share from
 discontinued operations-
 diluted                             502,106        310,133        482,227

                            Finisar Corporation
                        Consolidated Balance Sheets
                              (In thousands)

                                                  August 2,     April 30,
                                                    2009          2009
                                                ------------  ------------
                                                (unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents                     $     60,327  $     37,129
  Short-term available-for-sale investments              92            92
  Accounts receivable, net                            99,466        81,820
  Accounts receivable, other                           8,512        10,033
  Inventories                                        108,686       112,300
  Prepaid expenses                                     5,568         7,122
                                                ------------  ------------
     Total current assets                            282,651       248,496
Property, plant and improvements, net                 79,492        84,040
Purchased technology, net                             15,267        16,663
Other intangible assets, net                          13,102        14,316
Minority investments                                  14,289        14,289
Other assets                                           2,427         2,584
                                                ------------  ------------
     Total assets                               $    407,228  $    380,388
                                                ============  ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $     52,264  $     48,421
  Accrued compensation                                 9,048        11,428
  Other accrued liabilities                           25,102        30,713
  Deferred revenue                                     2,073         4,663
  Current portion of long-term debt                    6,173         6,107
  Non-cancelable purchase obligations                    657         2,965
                                                ------------  ------------
     Total current liabilities                        95,317       104,297
Long-term liabilities:
  Convertible notes                                  135,490       134,255
  Long-term debt                                      13,737        15,305
  Other long-term liabilities                          2,352         3,161
  Deferred income taxes                                  973         1,149
                                                ------------  ------------
     Total long-term liabilities                     152,552       153,870
Stockholders' equity:
  Common stock                                           486           477
  Additional paid-in capital                       1,838,083     1,830,807
  Accumulated other comprehensive income               6,552         2,662
  Accumulated deficit                             (1,685,762)   (1,711,725)
                                                ------------  ------------
     Total stockholders' equity                      159,359       122,221
                                                ------------  ------------
Total liabilities and stockholders' equity      $    407,228  $    380,388
                                                ============  ============

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit, we have excluded the following items from cost of revenues in applicable periods:

--  Changes in excess and obsolete inventory reserve (predominantly non-
    cash charges or non-cash benefits);
--  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
--  Duplicate facility costs during facility move (non-recurring charges);
--  Stock-based compensation expense (non-cash charges);
--  Options investigation costs included in general and administrative expense (non-recurring cash charges related to the special investigation into our historical stock option granting practices) and the cost of covering employee and employer tax liabilities (non-recurring cash charges)
    arising from that investigation recorded in each line of the income statement;
--  Purchase accounting adjustment for sale of acquired inventory (non-
    cash and non-recurring charges);
--  Impairment of acquired developed technology (non-cash charges); and
--  Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income (loss), we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

--  Disposal of a product line (non-recurring charges);
--  Acquired in-process research and development expense (non-recurring and non-cash charges);
--  Litigation settlement payments (non-recurring charges);
--  Amortization of purchased intangibles (non-cash charges related to prior acquisitions); and
--  Impairment charges associated with intangible assets (non-cash and non-
    recurring).

In calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share, we have also excluded the following items in applicable periods:

--  Amortization of discount on convertible debt (non-cash charges);
--  Gains and losses on debt extinguishment (non-recurring and non-cash charges or income);
--  Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
--  Gains and losses on minority investments (infrequently occurring and principally non-cash gains and losses related to the disposal of investments in other companies and non-cash income or loss from these investments accounted for under the equity method);
--  Foreign exchange transaction loss (non-recurring and non-cash charges);
--  Tax charges arising from timing difference related to asset purchases
    (non-cash provision); and
--  Cumulative effect of change in accounting principle (non-recurring and non-cash charges or income).

In calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share, in each case from discontinued operations, we have also excluded gain on disposal of discontinued operations (non-recurring gain).

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                                             Three Months Ended
                                    August 2,     August 3,     April 30,
                                      2009          2008          2009
                                  ------------  ------------  ------------
                                  (Unaudited)   (Unaudited)   (Unaudited)
                                    (in thousands, except per share data)
Reconciliation of GAAP income
 (loss) to non-GAAP income (loss)
 from continuing operations
Reconciliation of GAAP Gross
 Profit to non-GAAP Gross Profit:
Gross profit per GAAP                   29,402        40,789        23,223
Gross margin, GAAP                        22.8%         35.2%         21.6%
Adjustments:
Cost of revenues
    Change in excess and obsolete
     inventory reserve                   5,254          (285)        2,495
    Amortization of acquired
     technology                          1,192           850         1,349
    Duplicate facility costs
     during facility move                    -           170             -
    Stock compensation                   1,031           821           830
    Costs related to options
     investigation                           -             -          (247)
    Impairment of acquired
     developed technology                    -             -         1,248
    Reduction in force costs               141            36           306
                                  ------------  ------------  ------------
        Total cost of revenue
         adjustments                     7,618         1,592         5,981
Gross profit, non-GAAP                  37,020        42,381        29,204
Gross margin, non-GAAP                    28.8%         36.6%         27.2%

Reconciliation of GAAP operating
 loss to non-GAAP operating
 income (loss):
Operating income (loss) per GAAP        (8,786)        7,860       (24,076)
Operating margin, GAAP                    -6.9%          6.8%        -22.4%
Adjustments:
Total cost of revenue adjustments        7,618         1,592         5,981
Research and development
    Reduction in force costs                29             -           267
    Stock compensation                   1,525           860         1,546
    Costs related to options
     investigation                           -             -          (273)
Sales and marketing
    Reduction in force costs                 -             -            99
    Stock compensation                     578           327           460
    Costs related to options
     investigation                           -             -           (48)
General and administrative
    Reduction in force costs                49             -           111
    Stock compensation                   1,036           515           824
    Costs related to options
     investigation                         183           146          (429)
    IPO Laddering Settlement               327             -             -
Amortization of purchased
 intangibles                               701           128           702
Impairment of intangible assets              -             -        13,205
                                  ------------  ------------  ------------
        Total cost of revenue and
         operating expense
         adjustments                    12,046         3,568        22,445
Operating income (loss), non-GAAP        3,260        11,428        (1,631)
Operating margin, non-GAAP                 2.2%          9.9%         -1.5%

Reconciliation of GAAP income
 (loss) to non-GAAP income (loss)
 from continuing operations:
Income (loss) per GAAP from
 continuing operations                 (11,116)        2,942       (27,004)
Total cost of revenue and
 operating expense adjustments          12,046         3,568        22,445
Amortization of discount on
 convertible debt                            -         1,146             -
Non-cash imputed interest expenses
 on convertible debt                     1,235         1,235         1,185
Other expense, net
    Loss (gain) on sale of assets           21           413           497
    Loss (gain) on minority
     investments                          (375)         (400)            -
    Other misc income                       (2)         (500)          (17)
    Foreign exchange transaction
     loss                                  (44)            -          (532)
Provision for income tax
    Timing difference related to
     asset purchases                         -           551             -
                                  ------------  ------------  ------------
Total adjustments                       12,881         6,013        23,578
Income (loss), non-GAAP, from
 continuing operations                   1,765         8,955        (3,426)

Reconciliation of GAAP income
 (loss) to non-GAAP income (loss)
 from discontinued operations:
Income (loss) per GAAP from
 discontinued operations                37,079          (125)        1,246
Adjustments:
    Reduction in force costs                 6           100           131
    Stock compensation                     704           535           359
    Payroll taxes related to
     options investigation                   -             -          (184)
    Amortization of acquired
     technology                            170           396           235
    Amortization of purchased
     intangibles                            77           139           124
    Disposal of a product line          (1,250)          919             -
    Gain on disposal of
     discontinued operations           (36,053)            -             -
                                  ------------  ------------  ------------
Total adjustments                      (36,346)        2,089           665
                                  ------------  ------------  ------------
Income from discontinued
 operations, non-GAAP                      733         1,964         1,911
                                  ------------  ------------  ------------

Reconciliation of GAAP net income
 (loss) to non-GAAP net income
 (loss):
Net income (loss) per GAAP              25,963         2,817       (25,758)
Total adjustments from continuing
 operations                             12,881         6,013        23,578
Total adjustments from
 discontinuing operations              (36,346)        2,089           665
                                  ------------  ------------  ------------
Total adjustments                      (23,465)        8,102        24,243
                                  ------------  ------------  ------------
Net income (loss), non-GAAP       $      2,498  $     10,919  $     (1,515)
                                  ============  ============  ============

Income (loss) per share from
 continuing operations - basic    $       0.00  $       0.03  $      (0.01)
Income (loss) per share from
 continuing operations - diluted  $       0.00  $       0.03  $      (0.01)

Income (loss) per share from
 discontinued operations - basic  $       0.00  $       0.01  $       0.00
Income (loss) per share from
 discontinued operations -
 diluted                          $       0.00  $       0.01  $       0.00

Shares used in computing net
 income (loss) per share from
 continuing operations- basic          481,444       310,133       476,972
Shares used in computing net
 income (loss) per share from
 continuing operations- diluted        488,611       311,614       476,972

Shares used in computing net
 income (loss) per share from
 discontinued operations- basic        481,444       310,133       476,972
Shares used in computing net
 income (loss) per share from
 discontinued operations- diluted      488,611       311,614       482,227

Continuing operations
Net income (loss), non-GAAP       $      1,765  $      8,955  $     (3,426)

Depreciation expense                     7,172         6,168         7,626
Amortization                               127           256           127
Interest expense                         1,189         1,894         1,314
Income tax expense/(benefit)               159           195           468
                                  ------------  ------------  ------------
Non-GAAP EBITDA                   $     10,412  $     17,468  $      6,109
                                  ------------  ------------  ------------

Discontinued operations
Net income (loss), non-GAAP                733         1,964         1,911
Depreciation expense                       119           223           207
                                  ------------  ------------  ------------
Non-GAAP EBITDA                   $        852  $      2,187  $      2,118
                                  ------------  ------------  ------------

                                  ------------  ------------  ------------
Total Non-GAAP EBITDA             $     11,264  $     19,655  $      8,227
                                  ============  ============  ============

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com